Exhibit (d)(4)

CONFIDENTIAL

EXHIBIT A

EXCLUSIVITY

Until the date that is the earliest to occur of (i) thirty (30) days from the date of your execution of this letter or (ii) the date that Qualcomm advises Ikanos in writing that Qualcomm is terminating discussions or negotiations relating to the Transaction (such date, the “Expiration Date” and such period, the “Non-Solicitation Period”), Ikanos will not (and will ensure that its directors, officers, employees, agents, shareholders, affiliates, representatives, accountants, attorneys and financial and other advisors (collectively, “Representatives”) do not on its behalf), directly or indirectly, take any action to solicit, initiate, seek or knowingly encourage any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any corporation, partnership, person or other entity or group (other than discussions with Qualcomm) regarding (a) any acquisition or granting of any license, covenant not to assert, or other rights to all or any of the intellectual property of Ikanos, (b) any acquisition of Ikanos or any direct or indirect subsidiary or division of Ikanos, (c) any merger or consolidation with or involving Ikanos or any direct or indirect subsidiary or division of Ikanos, (d) any acquisition of any material portion of the stock or assets of Ikanos or any direct or indirect subsidiary or division of Ikanos, or (e) the sale of any new or existing equity securities of Ikanos or any direct or indirect subsidiary of Ikanos (each an “Alternative Transaction”). Ikanos agrees that any such negotiations in progress related to an Alternative Transaction as of the date hereof will be terminated or suspended during such period. In no event will Ikanos accept or enter into an agreement concerning any Alternative Transaction with any party other than Qualcomm (or a direct or indirect subsidiary of Qualcomm) prior to the Expiration Date. Ikanos represents and warrants that it has the legal right to terminate or suspend any pending negotiations with any third party in relation to an Alternative Transaction and agrees to indemnify Qualcomm and its Representatives from and against any claims by any party to such negotiations based upon or arising out of the discussion or any consummation of the Transaction contemplated by this letter. Qualcomm shall not be liable to Ikanos for any damages relating to the termination or suspension of existing negotiations with any third party in relation to an Alternative Transaction as a result of this letter or Ikanos’s performance of its obligations hereunder in the event Qualcomm and Ikanos fail for any reason to enter into a definitive agreement.

During the Non-Solicitation Period, Ikanos shall, and shall cause each of its Representatives to, promptly provide Qualcomm with (i) an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Alternative Transaction that is received by Ikanos or by any of lkanos’s Representatives from any person or entity (other than Qualcomm), including in such description the identity of the person or entity from which such expression of interest, inquiry, proposal or offer was received (the “Other Interested Party”) and (ii) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Other Interested Party or any of the Other Interested Party’s Representatives to Ikanos or any of Ikanos’s Representatives or transmitted on behalf of Ikanos or any of Ikanos’s Representatives to the Other Interested Party or any of the Other Interested Party’s Representatives; provided, that, Ikanos shall not be required to disclose the identity of the Other Interested Party to the extent it is restricted from doing so pursuant to existing non-disclosure agreements.

CONFIDENTIAL

In addition to all other remedies available (at law or otherwise) to Qualcomm, Qualcomm shall be entitled to equitable relief (including injunction and specific performance) as a remedy for any breach or threatened breach of the terms set forth in this Exhibit A. Both parties further acknowledge and agree that Qualcomm shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and Ikanos waives any right it may have to require that the other party obtain, furnish or post any such bond or similar instrument. If any action, suit or proceeding relating to this letter agreement or the enforcement of the terms set forth in this Exhibit A are brought against either party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).